UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☑
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

TEAM, INC.
.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NEWS RELEASE

TEAM, INC. ANNOUNCES ADJOURNMENT OF SPECIAL MEETING
OF SHAREHOLDERS

Scheduled to Reconvene November 8, 2022 at 3:00 p.m. Central Time at Company Headquarters to Vote on Proposal One

SUGAR LAND, Texas, November 2, 2022 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”) convened its Special Meeting of Shareholders on November 2, 2022, and shareholders approved proposals to authorize the Company’s Board of Directors to implement a reverse stock split, and to adjourn the meeting to provide shareholders with additional time to vote on Proposal One to approve an increase in the total number of authorized shares of common stock, par value $0.30 per share (the “Common Stock”) of the Company from 60,000,000 shares to 120,000,000 shares of Common Stock. The Special Meeting will be reconvened on Tuesday, November 8, 2022 at 3:00 p.m. Central Time at the Company’s principal executive office located at 13131 Dairy Ashford, Sugar Land, Texas 77478. The sole matter of business before the reconvened Special Meeting will be Proposal One.

Shareholders have thus far strongly supported Proposal One. At the time the meeting was convened on November 2, 2022, approximately 94% of the shares that had been voted on Proposal One had been voted in its favor. However, the favorable votes constituted less than required the two-thirds of all outstanding shares on the record date needed for approval. Proposals Two and Four were approved at the Special Meeting. Each of these proposals are described in the Company’s definitive proxy statement for the Special Meeting, which was filed with the Securities and Exchange Commission on September 19, 2022.

The record date for determining shareholders eligible to vote on Proposal One at the Special Meeting remains September 12, 2022.

TEAM strongly encourages any eligible shareholder that has not yet voted their shares, or provided voting instructions to their broker or other record holder, to do so promptly. No action is required by any shareholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

Shares may be voted via the Internet or by telephone. Questions should be addressed to the Company’s proxy solicitor: Georgeson LLC at (866)-413-5901 (toll free) from 9 a.m. 11 p.m. Eastern Time on Monday - Friday, and from 12 p.m. - 6 p.m. Eastern Time on Saturdays.

Additional Information
This communication may be deemed to be solicitation material in respect of Proposal One. On September 19, 2022, Team, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (“Commission”) in connection with the Special Meeting. SHAREHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER SOLICITING MATERIALS THAT ARE FILED WITH THE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSAL TO BE VOTED UPON. The Company’s proxy statement and any other solicitation materials filed by the Company with the

Commission can be obtained free of charge at the Commission’s website at www.sec.gov and at the “Investors” section of the Company’s website at www.teaminc.com. Shareholders may also may request a copy of these materials at no cost by contacting the Company at Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478 or (281) 331-6154. The Company, its directors and certain of its officers and employees will be participants in the solicitation of proxies from shareholders in respect of the Special Meeting. The Company has also engaged Georgeson LLC to aid in the solicitation of proxies. Detailed information regarding the identity of participants, and their respective interests in the Company by security holdings or otherwise, are set forth in the definitive proxy statement for the Special Meeting. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

About Team, Inc.
Headquartered in Sugar Land, Texas, Team, Inc. is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Forward-Looking Statements
Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. Many factors could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, including those discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:
Nelson Haight
Senior Vice President and Chief Financial Officer
(281) 388-5521

###

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM, Inc.

By:	/s/ Nelson M. Haight
Nelson M. Haight
Chief Financial Officer (Principal Financial Officer)
Dated: November 2, 2022